March 16, 2001

Simon K. Hodson
Chief Executive Officer
EarthShell Corporation
800 Miramonte Drive
Santa Barbara, CA 93109

Re: Renewal of Employment Agreement dated October 1, 1997

Dear Simon:

On October 1, 1997, EarthShell Corporation entered into the attached employment agreement with you. Pursuant to paragraph 2 of this agreement, the Company hereby exercises its option to renew the agreement for the period of one year. Notwithstanding the notice provision, the Board confirms that it would like you to continue to serve in your capacity as Chief Executive Officer and requests that you acknowledge your acceptance of this extension of your employment agreement by signing below.

/s/ Essam Khashoggi
Essam Khashoggi
Chairman

Please sign to acknowledge acceptance

/s/ Simon K. Hodson
Simon Hodson